Exhibit 8

Law Offices

ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

12th Floor

734 15th Street, N.W.

Washington, D.C. 20005

Telephone (202) 347-0300

Facsimile (202) 347-2172

WWW.EMTH.COM

September 20, 2006

The Board of Directors

Southern National Bancorp of Virginia, Inc.

1770 Timberwood Boulevard, Suite 100

Charlottesville, Virginia 22911

The Board of Directors

1st Service Bank

6830 Old Dominion Drive

McLean, Virginia 22101

Re:	Acquisition of 1st Service Bank

Ladies and Gentlemen:

We have acted as special counsel to Southern National Bancorp of Virginia, Inc. (“SNBV”), a Virginia corporation, and 1st Service Bank (“1st Service”), a federally-chartered savings bank, in connection with the proposed merger (the “Merger”) of 1st Service with and into Sonabank, National Association, a national bank and a wholly-owned subsidiary of SNBV (“Sonabank”), pursuant to the Agreement and Plan of Merger, dated as of July 10, 2006, among SNBV, Sonabank and 1st Service (the “Merger Agreement”). At your request, we are rendering our opinion on the federal income tax consequences of the Merger. All capitalized terms used herein, unless otherwise specified, have the meanings assigned thereto in the Merger Agreement.

For purposes of the opinion set forth below, we have relied, with the consent of SNBV and the consent of 1st Service, upon the accuracy and completeness of the statements and representations of a factual nature (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of SNBV and 1st Service dated the date hereof, and have assumed that such statements and representations will be complete and accurate at all times, including the Effective Time of the Merger, and that any representation made “to the best knowledge” or similarly qualified is correct without such qualification. We also have relied upon the accuracy of the information of a factual nature contained in the Registration Statement on Form S-4

Southern National Bancorp of Virginia, Inc.

1st Service Bank

September 20, 2006

filed by SNBV with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”) and the Proxy Statement/Prospectus of SNBV and 1st Service included therein (the “Proxy Statement/Prospectus”). We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

We have examined the documents referred to above and the originals, or duplicates or certified or conformed copies, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as duplicates or certified or conformed copies, the authenticity of the originals of such latter documents, and the authenticity of all originals submitted to us. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. The opinion expressed herein is conditioned on the initial and continuing accuracy of the facts, information and representations contained in the aforesaid documents or otherwise referred to above.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations, administrative interpretations and judicial precedents as of the date hereof.

No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or as to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement without waiver or breach of any material provision thereof, or if all of the representations, warranties, statements and assumptions upon which we rely are not true and accurate at all times including the Effective Time of the Merger. In the event that any of the statements, representations, warranties or assumptions upon which we have relied to render this opinion are incorrect, our opinion might be adversely affected and may not be relied upon.

We express our opinion herein only as to those matters specifically set forth herein and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. Our opinion is not binding on either the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully contest any of the conclusions set forth in this opinion. Furthermore, no assurance can be given that future legislation, regulations, judicial decisions or administrative changes, applicable either on a prospective or retroactive basis, will not alter our opinion. Nevertheless, we are under no obligation to supplement or revise our opinion to reflect any new developments in the application or interpretation of the United States federal income tax laws (including changes with retroactive effect). We are members of the Bar

Southern National Bancorp of Virginia, Inc.

1st Service Bank

September 20, 2006

of the District of Columbia, and we do not express any opinion herein concerning any law other than the federal law of the United States.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we hereby confirm our opinions set forth in the discussion contained in the Registration Statement under the caption “The Merger Proposal—Material United States Federal Income Tax Consequences.”

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the headings “The Merger Proposal—Material United States Federal Income Tax Consequences” and “Legal Matters” in the Proxy Statement/Prospectus constituting a part thereof.

ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

By:	/s/ Timothy B. Matz
Timothy B. Matz, a Partner